EXHIBIT 99.1

For more information contact: Media Chelsea Rarrick +1 804 965 1618 Chelsea.Rarrick@markel.com Investors Investor Relations Markel Corporation IR@markel.com
FOR IMMEDIATE RELEASE
Thomas S. Gayner to become sole Chief Executive Officer of the Markel Corporation on January 1, 2023
RICHMOND, Va., November 16, 2022 — Markel Corporation (NYSE: MKL) announced today that Thomas S. Gayner, Co-Chief Executive Officer, will become sole Chief Executive Officer upon the retirement of Richard R. Whitt III, Co-Chief Executive Officer, on January 1, 2023. Also effective on that date, Jeremy A. Noble, Senior Vice President and Chief Financial Officer, will become President of Markel's global insurance engine. As announced earlier this year, the company has been preparing for this transition for some time.
As Chief Executive Officer, Gayner will lead the continued growth of Markel’s group of businesses and investments, which are organized as three engines of insurance, investments, and Markel Ventures. All of Markel’s businesses share a culture referred to as the Markel Style, and Gayner will be responsible for the perpetuation of that culture, as well as ensuring that capital flows to the best opportunities to create long-term value.
“This is an exciting time for Markel,” said Gayner. “Since our founding in 1930, each evolution and every leadership transition has reinforced the role that culture plays in our success. The Markel Style is more than just words on a page, it’s who we aspire to be. We applaud Richie for his role in upholding the Style throughout his time at Markel. We are going to deeply miss him and what he has meant to this organization, and we wish him well in his retirement.”
As President, Insurance, Noble will be responsible for the strategy, oversight, and operation of Markel’s global insurance engine, which includes the company’s insurance and reinsurance operations, State National, and Nephila. Noble has been working closely with Whitt and leaders across the insurance business to ensure a seamless transition.
“I am humbled and excited to take on this role and build on the strong foundation Richie created for Markel’s global insurance operations,” said Noble. “We aspire to be the leading global specialty insurer, and thanks to Richie’s leadership, we have an incredibly talented team with deep industry expertise and a broad array of capabilities to effectively meet our brokers and clients risk management needs. Looking ahead, we are eager to unlock even greater value by embracing opportunity and striving for even better solutions for our customers.”
Markel continues its search for a successor to Noble as Senior Vice President and Chief Financial Officer, and interim plans are in place should a candidate not be selected by January 1, 2023.
About Markel
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Markel® is a registered trademark of the Markel Corporation. Visit Markel on the web at markel.com.